                           SCHEDULE 14a
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14a INFORMATION
            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934



Filed by the Registrant        [X]
Filed by a party other than the registrant    [  ]
Check the appropriate box:

[ ] Preliminary Proxy Statement   [ ] Confidential, for Use of the
                                      Commission Only (as permitted
                                      by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CV REIT, INC.
__________________________________________________________________
         (Name of Registrant as Specified in Its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than
Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         _________________________________________________________
     2)  Aggregate number of securities to which transaction
         applies:
         _________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         __________________________________________________________
     4)  Proposed maximum aggregate value of transaction:

         __________________________________________________________
     5)  Total fee paid:
         __________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         _________________________________________________________

     2)  Form, Schedule or Registration Statement No.:
         __________________________________________________________
     3)  Filing Party:
         __________________________________________________________
     4)  Date Filed:
         __________________________________________________________

CV REIT, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of CV Reit, Inc.

The annual meeting of stockholders of CV Reit, Inc. will be held at The Sky Club, 200 Park Avenue, Met Life Building, 56th Floor (Vert-Pre
Room), New York, NY 10166, on May 27, 1998, at 9:30 a.m., for the following purposes:


     1. To elect three directors, comprising the class of directors to be elected for a three-year term expiring in 2001;

     2.   To approve the adoption of the CV Reit, Inc.
          Non-Employee Director 1998 Stock Option Plan;

     3. To approve the appointment of BDO Seidman LLP as independent auditors of the Company for 1998; and

     4.   To transact such other business as may
          properly be brought before the meeting.


The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                         By Order of the Board of Directors



                         By: Orilla Floyd, Secretary


April 30, 1998



IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS RIGHT TO VOTE. Whether or not you plan to attend the meeting, we urge that you execute and return your proxy cards as soon as possible in the enclosed postage-paid envelope, in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person.

CV REIT, INC.
100 Century Boulevard
West Palm Beach, Florida  33417


PROXY STATEMENT


This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CV Reit, Inc. (the "Company") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing Notice. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted FOR the election of the three directors who have been nominated by the Board of Directors, comprising the class of directors to be elected for a three-year term expiring in 2001; FOR the adoption of the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan; FOR the appointment of the Company's existing independent auditors; and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time either by giving written notice to the Secretary of the Company at the above address before it is voted or by attending the Annual Meeting and revoking the proxy in person.


This Proxy Statement and the accompanying proxy are being sent on or about April 30, 1998 to stockholders entitled to vote at the Annual Meeting of Stockholders. The entire cost of soliciting proxies will be borne by the Company and will be made through the use of the mails. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

The Company has outstanding 7,966,621 shares of Common Stock, $.01 par value ("Common Stock") which are entitled to vote at the meeting, each share being entitled to one vote. Only stockholders of record at the close of business on April 6, 1998, will be entitled to vote at the meeting. There was no other class of voting securities outstanding at that date.

                            PROPOSAL 1


                      ELECTION OF DIRECTORS


Three directors are to be elected at the meeting. For purposes of this meeting, the Board of Directors has fixed the number of directors at seven, divided into three classes. Each class is elected for a three-year term at successive Annual Meetings of the Stockholders. In all cases, directors hold office until their successors have been elected and qualified, or until their earlier resignation, death or removal.



NOMINEES AND INCUMBENT DIRECTORS

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Company's Common Stock and equity securities of the Company's subsidiaries is reported under the caption "Security Ownership of Management". All of the nominees are currently directors of the Company.

NOMINEES FOR DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2001

Stanley Brenner

     Mr. Brenner, 72, has been a director of the Company since 1988. Mr. Brenner was a partner of Laventhol & Horvath, certified public accountants, for more than five years until his retirement in 1990. From April 1991 until May 1996, Mr. Brenner served as a consultant to the Company. Mr. Brenner was Interim President of the Company from August 1996 to December 1997.

Stanley S. Cohen

     Mr. Cohen, 58, became a director of the Company in December 1997. Mr. Cohen is a partner and a member of the Executive Committee of the law firm of Fox, Rothschild, O'Brien &
     Frankel, LLP in Philadelphia, Pennsylvania.   Mr. Cohen
     previously served for 11 years as Co-Chairman of that firm's Real Estate Department. Mr. Cohen has served as a past President of Har Zion Temple and the Auerbach Central Agency for Jewish Education, a Constituent Agency of the Jewish Federation of Greater Philadelphia (the "Federation"). Mr. Cohen is a member of the Board of Trustees of the Federation and the Greentree School, a non-profit school serving severely emotionally disturbed children. Mr. Cohen presently serves as an appointee of the Majority Leader of the Pennsylvania State House of Representatives as a delegate to the Pennsylvania Economic Development Financing Authority, which grants loans to encourage economic development within Pennsylvania, and is an appointee of the Governor of Pennsylvania to the Pennsylvania Commission for Women. Fox, Rothschild, O'Brien
     & Frankel, LLP provides legal services to the Company.

Allyn L. Levy

     Mr. Levy, 70, has been a director of the Company since 1993. Mr. Levy served as Chairman and Chief Executive Officer of Patriot Bancorporation of Boston, Massachusetts, and its predecessor, Harbor National Bank of Boston, from 1975 until 1986. Since 1986, Mr. Levy has been a private investor. He is also a director of B.J. Wholesale Club, a New York Stock Exchange listed company. Mr. Levy is not related to H. Irwin Levy.



INCUMBENT DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2000


H. Irwin Levy, Chairman

     Mr. Levy, 71, became a director and Chairman of the Board of the Company in December 1997. Mr. Levy has served as Chairman of the Board and Chief Executive Officer of Hilcoast Development Corp. ("Hilcoast"), a real estate developer, since August 1992. Since 1995, he has also served as a director of nStor Technologies, Inc., an American Stock Exchange listed company. Mr. Levy was Chairman of the Board and Chief Executive Officer of the Company from 1985 to July 1992. He is currently of counsel to the West Palm Beach law firm of Levy Kneen Mariani Curtin Wiener Kornfeld and del Russo, which provides legal services to the Company.


Louis P. Meshon, Sr.

     Mr. Meshon, 57, became a director, Chief Executive Officer and President of the Company in December 1997. Mr. Meshon served as President of Drexel Realty, Inc. ("Drexel"), a real estate management and leasing company he co-founded in 1974, until December 1997, at which time the Company acquired an interest in Drexel. Mr. Meshon was recently nominated to the Wharton School's Real Estate Advisory Board.

INCUMBENT DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 1999


Milton S. Schneider

     Mr. Schneider, 48, became a director of the Company in December 1997. Mr. Schneider is Chief Executive Officer of The Glenville Group, Inc., headquartered in Plymouth Meeting, Pennsylvania, involved in the development, ownership and management of commercial and residential properties. Mr. Schneider is Chairman of Togar Property Company, an apartment development company located in Malvern, Pennsylvania. In addition, Mr. Schneider is Vice Chairman of Parkland Management Company, a financial services company, Vice Chairman of Horvitz Newspapers, Inc., which owns seven newspapers in the State of Washington and Tennessee, and a director of Bruml Capital Corporation. He is also a faculty member of the Institute of Private Investors. Mr. Schneider served for three years as the Chairman of the Metropolitan Philadelphia Advisory Board of the Anti-Defamation league (the "ADL"). Mr. Schneider is a member of ADL's National Executive Committee, a National Commissioner and Chairman of the National Development Committee, and a trustee of the ADL Foundation. Mr. Schneider is also an officer and member of the Board of Trustees of the Federation, Chairman of its Investment Committee, a board member of its Endowment Corporation and serves on its Executive Committee; a trustee and member of the Executive Committee of the Shipley School;
     a founding director of TownePride Works, Inc., a non-profit organization providing job readiness training and placement for the transitionally needy homeless in Philadelphia; and serves on numerous other boards and community committees in the Philadelphia and New York areas.


Alan L. Shulman

     Mr. Shulman, 65, has been a director of the Company since 1985 and served as Chairman of the Board from August 1992 until May 1996. Mr. Shulman is a private investor and was previously a general partner of Unitel Associates, Ltd., a Florida limited partnership engaged in the ownership and operation of Holiday Inn motel properties, for more than twenty years until its dissolution in 1987. Mr. Shulman also serves as a director of Engle Homes, a NASDAQ listed real estate development company, and was a director of Island National Bank from its inception in 1989 until April 1997. A company controlled by Mr. Shulman leases, operates and manages the Company's Days Inn Motel in West Palm Beach, Florida.

VOTING PROCEDURES

Under Delaware law and the Company's certificate of incorporation and by-laws, if a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors and any "broker non-votes", if the broker's proxy is voted for at least one proposal, will be counted only for purposes of determining a quorum. "Broker non-votes" are instances where a broker holding Shares of record for a beneficial owner is precluded by rules of a stock exchange or the National Association of Securities Dealers, Inc. from voting on a matter. Otherwise, abstentions and "broker non-votes" will not be counted for or against matters presented for stockholder consideration, except that abstentions voting on Proposal 2 will be treated as present and entitled to vote and counted as a vote against that proposal. The General Corporation law of the State of Delaware and the certificate of incorporation of the Company do not provide for cumulative voting in the election of directors.

The Board of Directors recommends that the stockholders vote their shares FOR the election of the three directors.



COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS


The Board of Directors of the Company met seven times during the year ended December 31, 1997. Each director attended at least 75% of the meetings.

The Audit Committee, consisting of Messrs. Shulman and Brenner, did not meet during the past year. The Audit Committee is responsible for overseeing the financial reporting process and the effectiveness of internal controls of the Company and for recommendations to the full Board of Directors, including the designation of independent auditors on an annual basis.

The Asset Review Committee, consisting of Messrs. Brenner, Allyn L. Levy and a former director, Alvin Wilensky, met one time during the
past year.   Mr. Allyn L. Levy was absent from that meeting.  The
Asset Review Committee's functions have included quarterly reviews of the Company's real estate and loan portfolio and making recommendations to management and the full Board of Directors with respect to such matters. Subsequent to the first quarter of 1997, these functions were performed by the full Board of Directors.

The Acquisition Committee, formed in December 1997, consists of Messrs. Meshon and H. Irwin Levy. The Acquisition Committee reviews for recommendation to the full Board of Directors, or rejection, proposed acquisitions of interests in real property.


The Investment Committee, consisting of Messrs. Brenner, Allyn Levy and Shulman, did not meet during the past year. The Investment Committee's functions include the approval of all investments of the Company not otherwise approved by the full Board of Directors.


The Board of Directors has no standing nomination or compensation committees or other committees performing similar functions.


EXECUTIVE OFFICERS


The following are the executive officers of the Company (and the Company's wholly-owned subsidiary, Montgomery CV Realty Trust - the "Trust", where indicated), their respective ages, the year in which each was first elected an officer and the office of the Company held by each. Each executive officer will hold office until the next annual meeting of the Board of Directors or until their respective successors have been duly elected and qualified:

                                                          Officer
Officer's Name       Age          Office                   Since
--------------       ---          ------                  -------

H. Irwin Levy         71    Chairman of the Board            1997
Louis P. Meshon, Sr.  57    President and Chief Executive    1997
                               Officer
Elaine Hauff          35    Vice President and Treasurer     1992
Paul Zambrotta        44    Chief Financial Officer
                               of the Trust                  1997
Orilla Floyd          63    Secretary                        1996

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


EXECUTIVE COMPENSATION

The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the compensation awarded to, earned by, or paid to those persons who were, during 1997 (i) the Chief Executive Officer of the Company and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission. The only compensation paid by the Company to its executive officers was base salary and annual bonuses.



SUMMARY COMPENSATION TABLE

                                     Annual Compensation
                               -------------------------------
Name and Principal Position    Year    Salary($)    Bonus($)
---------------------------    ----    ---------   -----------

Stanley Brenner,               1996      10,000        -0-
  President (1)                1997      24,000        -0-

Louis P. Meshon, President     1997        -0-         -0-
  and Chief Executive
  Officer (2)

__________
(1) Mr. Brenner served as Interim President from August 1996 until December 31, 1997.

(2) Mr. Meshon was elected President and Chief Executive Officer effective December 31, 1997.




OPTION/SAR GRANTS DURING 1997

The following table sets forth information regarding options to purchase the Company's Common Stock granted pursuant to the Montgomery CV Trust Executive Stock Option Plan during 1997. Options granted during 1997 were granted on December 31, 1997 and become exercisable in equal annual installments of 30,000 shares, commencing on December 31, 1998. These options are subject to forfeiture under certain circumstances. No SAR's were granted.

                                                         Potential
                                                         Realizable
                                                         Value at
                                                         Assumed Annual
           Number of   % of Total    Exercise            Rates of Stock
           Securities  Options       or                  Price Appreciation
           Underlying  Granted to    Base                for Option Term
           Options     Employees in  Price   Expiration -------------------
Name       Granted(#)  Fiscal Year   ($/sh)  Date         5%($)      10%($)
----       ----------  ------------  ------  ---------- --------------------
Louis P.
Meshon,
Sr.        150,000       100%        $13.69  12/31/07   $3,344,935 $5,326,250


AGGREGATED YEAR END OPTION VALUES

The following table sets forth information regarding unexercised stock options as of December 31, 1997. No stock options were exercised during 1997. No SAR's have been granted or are outstanding:

                                                           Value of
                                       Number of           Unexercised
                                       Unexercised         In-the-Money
                                       Options at          Options at
                                       Dec.31,1997 (#)     Dec.31,1997($)
            Shares                    ----------------    ----------------
            Acquired on  Value         Exercis- Unexer-   Exercis- Unexer-
  Name      Exercise(#)  Realized($)   able     cisable   sable    cisable
-------     -----------  -----------  -----------------   ----------------
Louis P.
Meshon, Sr.    -0-          -0-         -0-     150,000     -0-      -0-


BOARD COMPENSATION REPORT


Since the Board does not have a Compensation Committee, the entire Board has provided the following Compensation Report:

Executive Compensation Policy - The Board's overall compensation philosophy is to attract and retain quality talent, which is critical to both the short-term and long-term success of the Company, and to create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision making.


The Board examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for annual salary adjustments and starting salary offers. Executive salary decisions are generally determined in an annual review of each individual's performance, decision-making responsibilities, experience and team-building skills. In certain instances, these reviews include recommendations by the Company's financial consultants.

Mr. Meshon's compensation arrangement has been established under an Employment Agreement, dated December 31, 1997 (the "Employment
Agreement" - see below).


Base Compensation - The Board's approach to base compensation is to offer competitive salaries in accordance with market practices prevalent in the Company's geographical areas. Mr. Meshon's Employment Agreement provides for a base salary of $285,000, subject to increases, at the sole discretion of a Committee of the Trust (the "Committee"), in the event that there is a substantial increase in the scope of his responsibilities, and annually commencing in December 2000. Pursuant to the Employment Agreement, in the event the Company does not pay a quarterly dividend to stockholders of at least $.29 per common share, under certain circumstances, Mr. Meshon's base salary may be reduced by 50% and remain at such reduced level until the Company has paid quarterly dividends of at least $.29 per common share for four consecutive quarters. In that event, no Performance Bonus (see below) shall be paid during the period for which such decrease has been in effect.


Bonus Compensation - Under the Employment Agreement, Mr. Meshon is entitled to an annual performance bonus (the "Performance Bonus") equal to 5% of the Improvement Percentage, as defined, times the OP's Funds From Operations, as determined by the Company's independent auditors. At the sole discretion of the Committee, the Trust may pay additional bonuses to Mr. Meshon. In addition, Mr. Meshon is entitled to receive a bonus, based upon a formula set forth in the Employment Agreement, in the event fees are paid by third parties to Drexel in connection with the termination, on or before December 31, 2000, of certain existing management and leasing agreements between those third parties and Drexel.

The Board generally rewards its other executive officers with annual bonuses based on performance on specific projects or transactions, taking into account the overall performance of the Company. Input from the Company's financial consultants and the Chief Executive Officer is considered when establishing bonuses for other executive officers. A balance is made between overall corporate performance and performance of the specific areas of the Company under a participant's direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions and tasks assigned to Company executives.

Equity-Based Compensation - Stock options provide additional incentives to key employees to maximize shareholder value. Options generally vest over specified periods to encourage continued employment. In accordance with this philosophy, on December 31, 1997, the Company adopted the Montgomery CV Trust Executive Stock Option Plan which provides for the issuance to certain executives of options to purchase a maximum of 150,000 shares of Common Stock, all of which were granted to Mr. Meshon on December 31, 1997 (see "Option/SAR Grants During 1997").



Employment Agreement - As discussed above, effective December 31, 1997, the Company entered into an Employment Agreement with Mr. Meshon pursuant to which Mr. Meshon serves as President and Chief Executive Officer of the Company and President and Chief Operating Officer of the Trust for five years, with an automatic extension provision except under certain circumstances. In addition to the compensation provisions discussed above, if, during the term of the Employment Agreement, Mr. Meshon's employment is terminated for Cause, as defined, or Mr. Meshon resigns without Good Reason, as defined, all or a portion of 227,577 Units owned by Mr. Meshon in Montgomery CV Realty, L.P., a newly created operating partnership (the "OP") in which the Trust owns 81.7% and is its sole general partner, shall be deemed to be transferred to the Trust. The number of OP Units subject to transfer is reduced on a pro rata basis over five years. Mr. Meshon acquired those OP Units in exchange for his shares of Drexel on December 31, 1997.


In the event of Mr. Meshon's death or disability, the Trust shall be required to make severance payments for one year equal to Mr.
Meshon's base salary, plus certain fringe benefits in the event of disability.


In the event Mr. Meshon terminates his employment for Good Reason, as defined, or after the occurrence of a Significant Event, as defined (which includes a change in control of the Company and a transfer of substantially all of the Company's assets and business), the Trust is required to pay severance benefits equal to the greater of the aggregate sum of all compensation (including bonuses based on historical averages) due to Mr. Meshon during the remaining term of the Employment Agreement, or 199% of Mr. Meshon's annual salary for the year prior to termination. In addition, Mr. Meshon would be entitled to receive certain fringe benefits for up to three years.

                    Respectfully submitted,
                         H. Irwin Levy, Chairman
                         Stanley Brenner
                         Stanley S. Cohen
                         Allyn L. Levy
                         Louis P. Meshon, Sr.
                         Milton S. Schneider
                         Alan L. Shulman





BOARD COMPENSATION

Except for Messrs. Meshon and H. Irwin Levy, directors of the Company are paid $1,000 for attending each Board of Directors meeting, $500 for attending each committee meeting, and effective January 1, 1998, also receive monthly compensation of $1,000. If the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan is approved at the meeting, non-employee directors, excluding Mr. H. Irwin Levy, will receive annual grants of options to purchase 5,000 shares of Common Stock and the Board will have the authority to grant, in its sole discretion, a stock option to purchase up to 20,000 shares of Common Stock on the date any individual first commences service as a non-employee director (see "Approval of the Adoption of the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan").



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The Company has no Compensation Committee. The Chief Executive Officer's salary is based upon the Employment Agreement, discussed herein. Other executive salary decisions are determined in an annual review based upon recommendations of the Company's financial consultants and approved by the Chief Executive Officer and the Chairman of the Board. During 1997, the Board consisted of Mr. Brenner, Interim President, and three outside directors - Messrs. Wilensky (Chairman), Allyn L. Levy and Shulman. Effective December 31, 1997, the Board consists of Messrs. H. Irwin Levy (Chairman), Meshon, Brenner, Cohen, Allyn L. Levy, Meshon, Schneider and Shulman.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to CV Reit, Inc.'s stockholders during the five year period ended December 31, 1997, as well as an overall stock market index (S&P 500 Index) and CV Reit's peer group index (REIT Industry Index):


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



              12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
              -------- -------- -------- -------- -------- --------

CV Reit, Inc.  100.00   139.53   151.62   212.89   286.50   311.08
S&P 500 Index  100.00   109.99   111.43   153.13   186.29   251.13
REIT Industry
Index          100.00   118.55   119.50   141.38   191.93   228.13



Total returns assume $100 invested on December 31, 1992 in the Company's Common Stock, the S&P 500 Index and the REIT Industry
Index with reinvestment of dividends.


TRANSACTIONS WITH OTHERS

     H. Irwin Levy/Hilcoast

During December 1981 and January 1982, the Company sold each of its recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton in separate transactions to different purchasers, including Mr. Levy, for sales prices based upon independent appraisals. The Company sold the recreation facilities at Boca Raton to Mr. Levy for $18 million, subject to a lease currently to a corporation owned by Mr. Levy. (The annual net rental to Mr. Levy on that lease is $2,162,000.) Mr. Levy paid $410,000 in cash, assumed an existing first mortgage to an unrelated party in the principal sum of $3,415,000 (which amount has been repaid in full), and issued 4-year and 30-year non-recourse promissory notes to the Company in the principal amounts of $1,640,000 and $12,535,000, respectively. The 4-year note was non-interest bearing and has been paid in full. The 30-year note bears interest at 13.25% per annum and, at December 31, 1997, the outstanding balance on this note was $11 million. During the year ended December 31, 1997, the Company recognized $1.5 million in interest income on this note.

Since 1990, companies owned by Mr. Levy and certain members of his family have leased, managed and operated the recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton, which are collateral for certain notes held by the Company with an outstanding balance of $41.2 million (including the $11 million discussed above) at December 31, 1997. During 1997, the Company leased approximately 3,000 square feet of office space to those companies on a month-to-month basis for $2,500 per month, plus an allocation of utility expenses.


Mr. Levy is Chairman of the Board, Chief Executive Officer and a majority stockholder of Hilcoast, the Company's largest borrower. At December 31, 1997, amounts due from Hilcoast consisted of mortgage notes aggregating $36.1 million, which included the following:


     Recreation Note

The Recreation Note, in the amount of $25 million as of December 31, 1997, is collateralized by first mortgages on certain real estate within the Century Village at Pembroke Pines, Florida active adult condominium project (the "Pembroke Century Village"), including the recreation facilities at that project (the "Pembroke Recreation Facilities"). The Recreation Note bears interest at 11% and through July 31, 1998, requires monthly interest payments only. On July 31, 1998, the Recreation Note is scheduled to be converted to an 11% fixed rate, 25-year, $25 million, self-amortizing loan providing for equal monthly payments of principal and interest aggregating approximately $2.9 million per annum. This note may not be prepaid by Hilcoast without a prepayment penalty and is collateralized by first mortgages on the Pembroke Recreation Facilities.


     Lines of Credit

Lines of Credit to Hilcoast consist of revolving construction loan commitments which as of December 31, 1997, aggregated $7.3 million, of which $5.1 million was outstanding on that date. The Lines of Credit are collateralized by real estate within the Pembroke Century Village; bear interest, payable monthly, at 11%; mature through July 1998; provide for unused commitment fees of 1.8% per annum; and require specific release prices, principally based on sales of condominium apartments at the Pembroke Century Village, to be applied as permanent reductions of amounts available under the lines of credit.

     Other

Other real estate mortgage notes due from Hilcoast amounted to $6.1 million as of December 31, 1997 and included $5 million payable
July 31, 1998 with interest, payable quarterly, at 10%, collateralized by the Pembroke Recreation Facilities. The remaining mortgage note due from Hilcoast matures in June 1998 and bears interest, payable monthly, at 11%.


Effective July 31, 1992, the Company and Hilcoast entered into a consulting and advisory agreement under which Hilcoast provides certain investment advisory, consulting and administrative services to the Company, excluding matters related to Hilcoast's loans from the Company. The agreement, which originally expired in July 31, 1994, has been extended to June 30, 1999, and provides for the payment of $10,000 per month to Hilcoast, plus reimbursement for all out-of-pocket expenses. The agreement may be terminated by Hilcoast upon 180 days notice and by the Company upon 30 days notice.


On December 31, 1997, the OP acquired 100% of nine shopping centers and an office building for a purchase price of approximately $61.7 million. Two of the shopping centers were acquired from Mr. Levy and members of his family in exchange for 386,811 OP Units (valued at approximately $4.6 million), including 77,363 OP Units (valued at approximately $900,000) issued to Mr. Levy. The number of OP Units is subject to adjustment under certain circumstances. The economic basis used to determine the acquisition price was the same as that used for the other properties acquired by the OP on that date.


     Alan L. Shulman

On November 7, 1988, the Company entered into a lease with Century Inn Operating Corp., a company controlled by Mr. Shulman ("Century Inn"), for the operation and management of its Days Inn motel in West Palm Beach, Florida. The lease, as amended, provides for annual rent through the expiration of the lease term, on August 31, 1999, equal to a minimum of $330,000, plus 30% of gross room revenues in excess of $1.3 million. The lease also provides for the Company to be paid 50% of certain amounts received by the lessee from the concessionaire who operates the food and beverage facilities at the motel. During the year ended December 31, 1997, the Company recognized rent income of $489,000 under the lease. On March 9, 1998, the Company entered into a contract to sell the motel for net cash proceeds of $4.2 million, subject to various conditions. If the sale is completed, Century Inn has agreed to pay rent to the Company through the date of closing equal to 25% of room revenues from January 1, 1998 through the date of closing. In addition, Century Inn would be entitled to receive a $250,000 early termination fee from the buyer.

PRINCIPAL STOCKHOLDERS


As of March 1, 1998, the following persons were known by the Company to own beneficially (as defined under applicable rules of the Securities and Exchange Commission) more than 5% of its outstanding Common Stock:


                                          Amount and
                                           Nature of
                              Title        Beneficial   Percent
Name and Address             of Class     Ownership(1)  of Class
----------------           ------------   ------------  --------

H. Irwin Levy............. Common Stock    817,397(2)    10.3%
100 Century Boulevard
West Palm Beach, FL 33417

Alan J. Evans and Robert
  J. Cartagena, Trustees.. Common Stock    655,759(3)     8.2%
100 Century Boulevard
West Palm Beach, FL 33417


__________
(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of the Company shown as beneficially owned by such stockholder.

(2) Includes 97,292 shares owned by a corporation controlled by Mr. Levy. Excludes 100,000 shares owned by Mr.
     Levy's wife. Mr. Levy disclaims beneficial ownership of the excluded shares.

(3) Shares owned by a family trust established by Mr. Evans's wife, of which Messrs. Evans and Cartagena are Trustees.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 1998, all directors, and all directors and executive officers of the Company as a group, beneficially owned (as defined under the applicable rules of the Securities and Exchange Commission) shares of the Company, and OP Units of limited partnership interests in the Company's approximately 81.7% owned subsidiary, Montgomery CV Realty, L.P., as follows:

                                                             Percent
                                          Amount and         of Class
                                           Nature of      -------------
                              Title        Beneficial     Common   OP
Name and Address             of Class     Ownership(1)    Stock   Units
----------------           ------------   ------------    ------ -------

H. Irwin Levy ............ Common Stock    817,397(2)       10.3%
100 Century Boulevard      OP Units         77,363(6)(7)            (5)
West Palm Beach, FL 33417

Allyn L. Levy............. Common Stock     20,000(3)       (5)
100 Century Boulevard      OP Units              0                   --
West Palm Beach, FL 33417

Alan L. Shulman........... Common Stock     10,680          (5)
100 Century Boulevard      OP Units              0                   --
West Palm Beach, FL 33417

Stanley Brenner........... Common Stock      2,500          (5)
100 Century Boulevard      OP Units              0                   --
West Palm Beach, FL 33417

Stanley S. Cohen ......... Common Stock      1,145(4)       (5)
2000 Market Street         OP Units              0                   --
Philadelphia, PA 19103

Louis P. Meshon, Sr. ..... Common Stock          0           --
580 W. Germantown Pike,    OP Units        673,206(6)(7)            6.9%
   Suite 200
Plymouth Meeting, PA 19462

Milton S. Schneider ...... Common Stock          0           --
580 W. Germantown Pike,    OP Units         20,826(6)(7)            (5)
   Suite 202
Plymouth Meeting, PA 19462

All Directors ............ Common Stock    851,722          10.7%
and Executive Officers     OP Units        771,395(6)(7)(8)         7.9%
as a Group (10 persons)


__________
(1) See Note (1) on page 17.

(2) See Note (2) on page 17.

(3) Held by a revocable trust, of which Mr. Levy is the trustee and income beneficiary.

(4)  Includes 1,000 shares jointly owned with Mr. Cohen's wife.

(5)  Less than 1%.

(6)  Subject to adjustment under certain circumstances.

(7) The Trust (a wholly-owned subsidiary of CV Reit, Inc.) owns 7,966,621 OP Units (representing 81.7% of the OP). The holders of the remaining 18.3%, or 1,787,010 OP Units, have the right to require the OP to redeem their OP Units for cash at any time after December 31, 1998. However, upon a holder giving notice of the exercise of this right, the Trust has the right to acquire such holder's OP Units in exchange for cash or, if certain conditions are satisfied, an equal number of shares of CV Reit's Common Stock.

(8) Includes an aggregate of approximately 469,000 OP Units held in escrow subject to satisfaction of certain conditions.





                 COMPLIANCE WITH SECTION 16(a) OF
               THE SECURITIES EXCHANGE ACT OF 1934


Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.


To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the officers, directors and greater than ten percent beneficial owners of the Company have complied with all applicable Section 16(a) filing requirements.

                            PROPOSAL 2

          APPROVAL OF THE ADOPTION OF THE CV REIT, INC.
           NON-EMPLOYEE DIRECTOR 1998 STOCK OPTION PLAN




BACKGROUND

On January 15, 1998, the Board of Directors adopted the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan (the "Director Plan"), subject to and conditioned upon the approval of the stockholders of the Company and the authorization for listing of the Common Stock available under the Director Plan by the New York Stock Exchange. The following description of the Director Plan is a summary and is qualified in its entirety by reference to the Director Plan, a copy of which has been filed as Appendix A to this Proxy Statement.




PURPOSE

The purpose of the Director Plan is to enhance the profitability and value of the Company by enabling the Company to make automatic annual grants of stock options to certain non-employee directors of the Company and to make discretionary grants of stock options to induce certain individuals to commence service as a non-employee director, in order to attract, retain and reward such individuals and to strengthen the mutuality of interests between the non-employee directors and the stockholders.



ADMINISTRATION

The Director Plan will be administered by the Board of Directors. The Board of Directors has the full authority to interpret the Director Plan, to grant discretionary awards under the Director Plan, to determine the persons to whom discretionary awards will be granted, to determine the number of stock options to be granted in connection with discretionary awards, to prescribe the form or forms of instruments evidencing awards and to make all other determinations and to take all such steps in connection with the Director Plan and the stock options as the Board of Directors, in its sole discretion, deems necessary or desirable.

ELIGIBILITY

All non-employee directors of the Company will automatically receive periodic grants of stock options under the Director Plan (as described below) and certain non-employee directors will be eligible to receive a discretionary grant of stock options under the Director Plan as an inducement to commence service as a non-employee director. Eligibility to receive discretionary grants of stock options under the Director Plan will be determined by the Board of Directors in its sole discretion. For purposes of the Director Plan, a "non-employee director" is any director of the Company (other than H. Irwin Levy) who is not an employee of the Company, Montgomery CV Realty Trust, Montgomery CV Realty L.P., Drexel Realty, Inc., Royce Realty, Inc. or any entity affiliated with any of the foregoing.




AVAILABLE SHARES

A maximum of 150,000 shares of Common Stock may be issued under the Director Plan.

The Board of Directors may, in accordance with the terms of the Plan and in its sole discretion, make appropriate adjustments to the number of shares available for the grant of options and the terms of outstanding options to reflect any change in the Company's capital structure or business by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or any similar change affecting the Company's capital structure or business.



TYPES OF AWARDS

Automatic Stock Option Awards. The Director Plan provides for the automatic annual grant of 5,000 non-qualified stock options to each non-employee director of the Company on each January 15th during the term of the Plan provided that a sufficient number of shares are available to satisfy exercise of the options and, if a sufficient number of shares are not available, each non-employee director shall receive an option to purchase a pro rata portion of the remaining shares.


Discretionary Stock Option Awards.   The Board of Directors has the
authority to grant, in its sole discretion, a stock option to purchase up to 20,000 shares of Common Stock on the date any individual first commences service as a non-employee director in order to induce such individual to commence service as a non-employee director.

TERMS OF AWARDS

The options will have a ten year term, subject to earlier expiration in the event of a termination of directorship, and an exercise price equal to the fair market value of the Common Stock at the time of grant. All options granted under the Director Plan, other than options granted on January 15, 1998, will be fully vested on the date of grant.



On January 15, 1998, options were automatically granted, subject to stockholder approval of the Director Plan and the authorization for listing the Common Stock available under the Director Plan on the New York Stock Exchange, to the five (5) non-employee directors (which had an exercise price of $14.50; the fair market value of a share of Common Stock on April 15, 1998 was $14.13). These options will become fully vested 180 days after the date of grant and upon the optionee's death or a change in control of the Company (as defined in the Director Plan), provided that, in each case, the non-employee director does not incur a termination of directorship prior thereto. Notwithstanding the foregoing, the automatic options granted to non-employee directors on January 15, 1998 may not be exercised on or prior to the sixty-fifth day after the date on which the Director Plan is approved by the stockholders of the Company.



Upon a termination of directorship (other than for cause as "cause" is defined under Delaware law), all vested options will remain exercisable until the earlier of one year (or, in the case of death, two years) or the expiration of the option term. In the event of a termination of directorship for cause, all outstanding options will immediately terminate. The option price upon exercise of any option may be paid: (i) in cash, check, money order or bank draft, (ii) in shares of Common Stock owned by the optionee for at least 6 months (free and clear of any liens and encumbrances),
(iii) if the Common Stock is then traded on a national securities exchange or quoted on a national quotation system, through a brokered, cashless exercise procedure, or (iv) by such other method as is approved by the Board of Directors.

AMENDMENT OR TERMINATION

The Director Plan provides that it may be amended, suspended or terminated by the Board of Directors, provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a participant with respect to stock options granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant. Notwithstanding the foregoing, the Board of Directors may not effect any amendment that would require the approval of the stockholders of the Company under applicable law or under any regulation of a national securities exchange or automated quotation system unless such approval is obtained.



MISCELLANEOUS

Participants required to file reports under Section 16(a) of the Exchange Act may be limited to certain specific exercise, election or holding periods with respect to the awards granted to them under the Director Plan. Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Board of Directors may determine at the time of grant or thereafter that a nonqualified stock option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Board of Directors. A non-employee director shall have no rights with respect to an Option until such Option is granted pursuant to the terms of the Director Plan.



U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the principal U.S. federal income tax consequences with respect to options under the Director Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal tax consequences (state and local tax consequences are not addressed below). Each recipient of a grant is urged to consult their own tax advisor as to the specific tax consequences to such grantee of the grant. This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than certain individuals who are also
subject to foreign taxes.   In general, an optionee will realize no
taxable income upon the grant of stock options and the Company will not receive a deduction at the time of such grant, unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the stock. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

The Director Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Director Plan is not, nor is it intended to be, qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended.



VOTING PROCEDURES

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this matter at the meeting is required to approve the adoption of the Director Plan. The Board of Directors recommends that the stockholders vote their shares FOR the proposal to adopt the Director Plan.




                            PROPOSAL 3

         APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS



The Board of Directors of the Company has appointed BDO Seidman LLP as independent auditors for the Company for the year ending December 31, 1998, subject to the approval of stockholders. BDO Seidman LLP acted as independent auditors for the Company for the year ended December 31, 1997. A representative of BDO Seidman LLP is expected to be present at the stockholders' meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote their shares FOR the appointment of BDO Seidman LLP as the Company's independent auditors.




GENERAL

The Board of Directors does not know of any matters other than the foregoing proposals that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.



STOCKHOLDERS' PROPOSALS


Pursuant to Rule 14a-8 promulgated by the Securities and Exchange
Commission, proposals of stockholders to be presented at the annual meeting to be held in 1999 must be received for inclusion in the Company's proxy statement no later than December 30, 1998.




Dated:   West Palm Beach, Florida
         April 30, 1998

                             C A R D




                              PROXY

                          CV REIT, INC.


     The undersigned hereby appoints LOUIS P. MESHON, SR. AND H. IRWIN LEVY, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote on behalf of the undersigned all the shares of stock of CV REIT, INC. which the undersigned is entitled to vote at the Annual meeting of Stockholders of CV REIT, INC. to be held at The Sky Club, 200 Park Avenue, Met Life Building, 56th floor (Vert-Pre Room), New York, New York 10166, on May 27, 1998 at 9:30 a.m. and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxies to vote as follows:

1. Election of directors
      ___
     /__/ FOR the election of the nominees listed below
           (three year term)

        Stanley Brenner, Allyn L. Levy, and Stanley S. Cohen

      ___
     /__/ WITHHOLD AUTHORITY to vote for all the nominees listed above.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list above.)


2. Approve the adoption of the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan
           ___           ___               ___
          /__/ FOR      /__/ AGAINST      /__/ ABSTAIN

3. Approve the appointment of BDO Seidman LLP as independent auditors for the Company for fiscal 1998.
           ___           ___               ___
          /__/ FOR      /__/ AGAINST      /__/ ABSTAIN


4. In their discretion, upon such other business as may be properly brought before the meeting.

     If this Proxy is properly executed and returned, the shares represented hereby will be voted. If not otherwise specified, this Proxy will be voted FOR the persons nominated as directors, and FOR proposal number 2 and number 3.

     PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR
BELOW.



                         Dated: ________________________, 1998

                         _____________________________________

                         _____________________________________
                               (Signature of Stockholders)





THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS